February 28, 2008

Dear Mr. Bennett:

This letter confirms your employment with the Company on the following terms, to begin immediately upon the execution date:

1.

Your position will be CFO reporting to the Board of Directors.

2.

Your yearly base salary is $140,000 to be paid according to the Company’s standard practices.

3.

In addition to your base salary you will be entitled to receive an option to purchase 100,000 shares of the Company’s common stock at per share price of $0.10.

4.

You are entitled to receive holidays, vacation, medical and dental insurance, and other standard Company benefits, all in accordance with standard Company plans and any revisions thereof.

5.

You shall be reimbursed for reasonable and necessary business expenses authorized and verified to Company’s satisfaction.

6.

Your employment is at will.  Either you or the Company may terminate this employment relationship at any time for any reason with or without cause.  No one has the authority to change this except by a written agreement signed by both parties.  Four weeks notice would be expected from you and would be given to you  in lieu of termination.

7.

We each mutually agree to arbitrate any and all differences, claims, or disputes, of every kind (statutory or other) arising out of your employment or its termination.  Such arbitration would be in Orange County, California, or other mutually-agreed location, before the American Arbitration Association, and in lieu of any court action.

8.

The Parties hereby agree to enter into an employment contract as soon as practicable on the terms as set forth herein.

Please sign below and return the original to me to accept employment.

Very truly yours,

/s/ Barrett Evans

  _____________________________

Barrett Evans

Chairman, Probe Manufacturing, Inc.

Agreed to this ____ day of February, 2008

/s/ John Bennett

_____________________________

John Bennett

25242 Arctic Circle Drive, Lake Forest, California  92630, T  (949) 206-6868, F  (949) 206-6869

 www.probemi.com